UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            June 23, 2006

Kentucky Utilities Company

(Exact name of registrant as specified in its charter)

Kentucky and Virginia	1-3464	61-0247570
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

One Quality Street, Lexington, Kentucky	40507
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	: (857) 255-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an off-balance sheet arrangement of a registrant.

On June 23, 2006, KU completed a financing transaction involving the issuance of $50 million in long-term indebtedness. The indebtedness is represented by a $50 million, 30-year, unsecured loan from Fidelia Corporation (“Fidelia”), an indirect subsidiary of E.ON AG and an affiliate of KU, which will carry a 6.33% rate of interest.   KU is using the proceeds in connection with distribution and transmission system upgrades or expansions and other capital projects, including pollution control faciities at its Ghent generating station.

As part of the transaction, KU entered into a Loan Agreement with Fidelia, under which agreement the Company has agreed to repay the loan by making principal and interest payments as and when due with respect to the indebtedness.

The Loan Agreement contains standard representations, covenants and events of default for arrangements of this type, including acceleration of indebtedness upon certain events of default. Events of default under the Loan Agreement or other transaction documents include a failure to punctually make payments associated with the loan when due; certain bankruptcy or insolvency-related conditions relating to the Company, and departure of the Company from the E.ON group.

Item 9.01  Financial Statements and Exhibits

Exhibits:

4.1.                              Loan Agreement dated June 23, 2006 between Kentucky Utilities Company and Fidelia Corporation.

4.2.                                    Copy of Promissory Note from KU to Fidelia Corporation, dated as of June 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENTUCKY UTILITIES COMPANY

Dated: June 29, 2006	By:	/s/ John R. McCall
John R. McCall
Executive Vice President,
General Counsel and
Corporate Secretary